Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of [MONTH DATE], [YEAR] (the “Effective Date”), is entered between Yintech Investment Holdings Limited, a company incorporated in the Cayman Islands (the “Company”) and [NAME] (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1
EMPLOYMENT, DUTIES AND RESPONSIBILITIES

Section 1.01.  Employment.  The Executive shall serve as the [TITLE] of the Company.  The Executive hereby accepts such employment and agrees to devote substantially all of the Executive’s time and efforts to promoting the interests of the Company.

Section 1.02.  Duties and Responsibilities.  Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

Section 1.03.  Base of Operation.  The Executive’s principal base of operation for the performance of his duties and responsibilities under this Agreement shall be the offices of the Company in Beijing, the People’s Republic of China (“PRC”), and at such other places as shall from time to time be reasonably necessary to fulfill the Executive’s obligations hereunder.

ARTICLE 2
TERM

Section 2.01.  Term.  (a)  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue for a period of [NUMBER] years from the Effective Date.  The Term and this Agreement will be renewed automatically thereafter for successive one-year terms unless a one-month notice of non-renewal is given by one party to the other.

(b)                                 The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound.

ARTICLE 3
COMPENSATION AND EXPENSES

Section 3.01.  Salary And Benefits.  The Executive’s salary and benefits shall be determined by the Company and shall be specified in a separate agreement between the Executive and the Company’s designated subsidiary or affiliated entity. Unless otherwise provided in such separate agreement, the Executive’s salary and benefits are subject to annual review and adjustment by the Company.

Section 3.02  Expenses.  The Company will reimburse the Executive for reasonable documented business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the Term, subject, however, to the Company’s policies relating to business-related expenses as in effect from time to time during the Term.

Section 3.03.  Stock Incentive Plan. The Executive shall be entitled to participate during the Term in the Amended and Restated 2013 Pre-IPO Option Scheme, Amended and Restated 2014 Pre-IPO Option Scheme and Amended and Restated Pre-IPO RSU Scheme of the Company, and any successors thereto, subject to the terms and provisions of such plans and the execution of the award agreements between the Company and the Executive.

Section 3.04  Payer of Compensation. All compensation, salary, benefits and remuneration in this Agreement may be paid by the Company or any of its subsidiaries or affiliated entities, as decided by the Company in its sole discretion.

ARTICLE 4
EXCLUSIVITY, ETC.

Section 4.01.  Exclusivity.  The Executive agrees to perform his duties, responsibilities and obligations hereunder efficiently and to the best of his ability. The Executive agrees to devote substantially all of his working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the Term. The Executive agrees that all of his activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement.

Section 4.02. Intellectual Property. The Executive agrees that Intellectual Property under this Agreement is the sole and exclusive property of the Company and further agrees to assign to the Company the ownership of all right, title and interest in Intellectual Property, including any Intellectual Property conceived, created, and otherwise obtained by the Executive (i) during the term of this Agreement relating to the work he performs within the scope of such Executive’s employment with the Company, (ii) within [NUMBER] months after the Executive retires or ends employment with the Company under the circumstances that such Intellectual Property relates to such Executive’s employment scope with the Company, and (iii) by using the resources of the Company during the term of this Agreement. During the Executive’s employment with the Company and within [NUMBER] months after his employment with the Company terminates, the Executive has the obligation to inform the Company of any Intellectual Property within ten days of its creation and the Executive has the obligation to assist the Company in its patent, copyright or trademark application related to the Intellectual Property.

“Intellectual Property” under this Section 4.02 means any and all intellectual property in any form or stage of development, including but not limited to any idea, concept, design, invention, method, process, system, model, software, know-how and any other subject matter, material or information that qualifies and/or is considered by the Company to qualify for patent, copyright, trademark, trade secret, or any other protection under the laws of PRC or Cayman Islands providing or creating intellectual property rights.

Section 4.03. Non-Competition and Confidentiality.

(a) Non-compete. During the Executive’s employment with the Company and for [NUMBER] months after his employment with the Company terminates for any reason, the Executive will not (i) directly or indirectly engage in (whether as an officer, principal, agent, director, employee, partner, affiliate, consultant or other participant), or hold an equity interest of 5% or more in, any business or activity that is in competition with the Company, its subsidiaries or affiliated entities (the “Group”), (ii) solicit, encourage or assist other employees of the Company to seek employment with any business or organization in competition with the Group, or (iii) engage in other activities that may cause conflicts with the interests of the Company during the term of the employment agreement.

(b) Confidentiality. Throughout the course of the Executive’s employment with the Company and thereafter, the Executive shall keep in strict confidence all non-public information relating to the business, financial condition and other aspects of the Company, including but not limited to trade secrets, business methods, products, processes, procedures, development or experimental projects, plans, service providers, customers and users, intellectual property, information technology and any other information which is material to the Company’s business operations, and except as authorized by the Company in writing, may not disclose or provide to any person, firm, corporation or entity such non-public information, and may not use such non-public information for any purpose other than to fulfill his responsibilities as the [TITLE] in the best interest of the Company. The Executive shall also comply with the Company’s corporate policies and any other agreements on confidentiality that the Executive may enter into with the Company or any of its subsidiaries or affiliated entities. This provision and such other confidentiality policies and agreements are hereinafter collectively referred to as the “Confidentiality Terms.”

ARTICLE 5
TERMINATION AND INDEMNIFICATION

Section 5.01.  Termination by Company.  The Company shall have the right to terminate the Executive’s employment at any time with or without “Cause” by giving a [NUMBER]-month advance notice in writing pursuant to the terms hereof. For purposes of this Agreement, “Cause” shall mean:  (i) the Executive’s willful and continued failure to substantially perform his duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), (ii) dishonesty in the performance of the Executive’s duties hereunder, (iii) an act or acts on the Executive’s part constituting a felony under the laws of the PRC or of the United States or any state thereof, (iv) any other act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) the Executive’s breach of the non-compete and confidentiality clause hereof. For purposes of this Subsection, no act or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the act or omission of the Executive was in the best interest of the Company.

Section 5.02.  Termination by The Executive.  The Executive shall have the right to terminate this Agreement at any time by giving a [NUMBER]-month advance notice in writing pursuant to the terms hereof.

Section 5.03.  Death.  In the event the Executive passes away during the Term, this Agreement shall automatically terminate, such termination to be effective on the date of the Executive’s death.

Section 5.04.  Disability.  In the event that the Executive shall suffer a disability which shall have prevented him or her from performing satisfactorily his obligations hereunder for a period of at least 120 consecutive days, the Company shall have the right to terminate this Agreement, such termination to be effective upon the giving of notice thereof to the Executive in accordance with Section 6.02 hereof.

Section 5.05.  Effect of Termination.  (a)  In the event of termination of the Executive’s employment, whether before or after the Term, by either party for any reason, or by reason of the Executive’s death or disability, the Company shall pay to the Executive (or his beneficiary in the event of his death) any base salary or other compensation earned but not paid to the Executive prior to the effective date of such termination. All other benefits due the Executive following his termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

(b)                                 In the event of termination of the Executive’s employment by the Company other than for Cause, the Company shall pay to the Executive any additional amount as provided by applicable law.

ARTICLE 6
MISCELLANEOUS

Section 6.01.  Benefit Assignment; Assignment; Beneficiary.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, including, without limitation, any corporation or person which may acquire all or substantially all of the Company’s assets or business, or with or into which the Company may be consolidated or merged. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him or her hereunder if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

Section 6.02.  Notices.  Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, national overnight courier, or email. In the case of the Company, to the office or email account of the [HEAD OF HUMAN RESOURCES]; and in the case of the Executive, to the address or email account appearing on the employment records of the Company, from time to time. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

Section 6.03.  Entire Agreement; Amendment.  This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment during the Term and supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to compensation due for services rendered hereunder. This Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

Section 6.04.  Waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.05.  Headings.  The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.06.  Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of New York, United States, without reference to the principles of conflict of laws.

Section 6.07.  Agreement To Take Actions.  Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his, her or its obligations under this Agreement or to effectuate the purposes hereof.

Section 6.08.  Arbitration.  Any dispute between the parties hereto respecting the meaning and intent of this Agreement or any of its terms and provisions shall be submitted to arbitration in Hong Kong, in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto.  The arbitrator shall have no authority to award reasonable attorney’s fees to any party in any dispute subject to this Section 6.08.  Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

Section 6.09.  Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Section 6.10.  Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

Section 6.11.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 6.12.  Corporate Authorization.  The Company hereby represents that the execution, delivery and performance by the Company of this Agreement are within the corporate powers of the Company, and that the Chairman of its Board of Directors has the requisite authority to bind the Company hereby.

Section 6.13.  Withholding.  All payments to the Executive hereunder shall be subject to withholding to the extent required by applicable law.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

YINTECH INVESTMENT HOLDINGS LIMITED

By:
Name:

Title:

EXECUTIVE

Name:

Title: